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CONSENT OF INDEPENDENT AUDITORS




We consent to the inclusion in the Registration Statement (Form 8-K) of Pierce Leahy Corp., of our report dated January 13, 1998 (except as to note 11 which is as of February 4, 1998) to the shareholders of Archivex Inc. and into the Company's previously filed registration statement file No. 333-43787.




/s/ Friedman & Friedman
Chartered Accountants


Montreal, Quebec
July 2, 1998